EXHIBIT 4.1(d)

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 METRO-TEL CORP.


             It is hereby certified that:

             1.   The  name  of  the   corporation   (hereinafter   called   the
"Corporation") is METRO-TEL CORP.

             2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article THIRTEENTH thereof and by substituting in lieu of said Article the following new Article:

                           "THIRTEENTH:  To the full extent  authorized  by law,
                   the Corporation shall indemnify, and advance expenses to, any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his heir, executor or administrator, is or was a director, officer, employee or agent of the Corporation or serves or served at the request of the Corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise."

             The Certificate of Incorporation of the Corporation is further amended by adding the following new Article SIXTEENTH:

                           "SIXTEENTH:  No director of the Corporation  shall be
                   personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Article SIXTEENTH, to the extent required by applicable law, does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

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                   Section  174 of the General  Corporation  Law of the State of
                   Delaware, as same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SIXTEENTH, or adoption of any provision of this Certificate of Incorporation inconsistent with this Article SIXTEENTH, shall prejudice the exculpatory effect of this Article SIXTEENTH with respect to any act or omission occurring prior to the effective date of such amendment, repeal or inconsistent provision."

             3. The amendments of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on November 3, 1986.



                                          /s/ Venerando J. Indelicato
                                          --------------------------------------
                                          Venerando J. Indelicato, President


Attest:



/s/ Lloyd Frank
--------------------------
Lloyd Frank, Secretary